MODIFICATION AGREEMENT No. 1 TO
PROMISSORY NOTE

This MODIFICATION AGREEMENT No. 1 is made as of December 31, 2009 between Infinite Group, Inc., a Delaware corporation with offices at 60 Office Park Way, Pittsford, NY 14534 (“Borrower”) and Dan Cappa, an individual residing at 150 Dozier Lane, Rochester, NY 14622 (the “Lender”).

WHEREAS, the Lender is the holder of a Promissory Note in the principal amount of $200,000 dated June 13, 2008 issued by the Borrower to the Lender (the “Note”); and

WHEREAS, the parties desire to modify the terms and conditions of the Note as follows:

NOW, THEREFORE, the parties agree as follows:

1)
The Note is modified to provide that the holder shall have the right in its sole discretion upon written notice to the Borrower at any time after that date which is 60 days after the Borrower, following the approval of the Borrower’s shareholders, authorizes a sufficient number of shares of common stock to permit such conversion, to convert all or part of the principal amount of the Note for common stock of the Borrower at the conversion rate of $.25 per share, as adjusted to reflect stock splits, distributions, recapitalizations, etc.

2)
The conversion of the principal amount of the Note thereon to common stock shall be limited such that the Borrower incurs no limitation of the use of its net operating loss carryforwards, which may be triggered by a change of control involving one or more 5% shareholders.  The Borrower shall provide Lender with sufficient information, including the opinion of an accountant or attorney, prior to completing the conversion to document that a change of control will not occur as a result of Lender’s request to convert all of part of the principal amount of the Note.

If one or more holders of convertible promissory notes exist with conversion rights that may result in ownership of 5% or more of the common stock of Borrower, then Borrower shall provide timely notification to all other such promissory note holders of Lender’s request for conversion of promissory notes to common stock.  Such notice shall provide the other such note holders an opportunity to request a conversion within ten business days of notification.  The Borrower shall include all such conversion requests in aggregate and document that a change of control has not occurred prior to completing each note holder’s conversion.  Lender agrees to adjust its request for conversion on a pari passu basis with each other note holder’s request so that a change of control does not occur when all notes holder’s conversion requests are considered in aggregate.

If the Borrower closes a transaction with another third party or parties that results in a change of control that triggers limitations of its net operating loss carryforwards, then the provisions of this section 2) shall no longer be in effect.

3)	The principal amount of the Note shall be reduced from $200,000 to $175,000.

4)	The principal amount of the Note including accrued interest shall be due on January 1, 2011.

5)	Except as modified by this Agreement, all of the terms, covenants and conditions of the Note shall remain the same.

In witness whereof, Borrower and the Lender have executed this Agreement under the day and year first written above.

INFINITE GROUP, INC.

/s/ Michael S. Smith
By: Michael S. Smith, President

/s/ Dan Cappa
By: Dan Cappa